                                                                   Exhibit 10.23

Mr. Harry P. Kamen
910 Park Avenue
New York, NY 10021

Dear Mr. Kamen

Metropolitan Life Insurance Company ("MetLife") wishes to retain you as a consultant for a period of one year beginning July 1, 1998. This letter sets forth the terms and conditions upon which we offer to retain you and, if it is acceptable by you, shall constitute our agreement with respect to such period.

During the period of this retainer, you will act as a consultant and undertake special assignments with respect to such matters as shall be designated by the Chief Executive Officer of MetLife ("CEO"). It is expected that your assignments will include assisting the CEO in connection with:

- MetLife's efforts to access the public equity markets (including MetLife's Mutual Holding Company initiative).

- Promoting the interests of MetLife and the life insurance industry with government and industry entities and officials, including interfacing with officials, maintaining various civic and industry relationships (including serving as Chairman of the "Mutual Tax Committee") and facilitating the transition of those relationships to the CEO and his designees.

- Enhancing the value of MetLife's international insurance activities by, among other things, fostering MetLife's relationships with its joint venture partners and pursuing licenses for MetLife in selected countries.

-   Such other assignments as the CEO and you may mutually agree upon.

It is also understood that you will continue to serve as a director of Banco Santander and of the New England Investment Companies (now named Nvest), for as long as you, the CEO and such companies mutually agree.

Your relationship with MetLife will be that of an independent contractor and not that of an employee and you will be free to control your own time and method of work within the framework of your obligation to MetLife to provide in a timely manner the services requested of you by this letter.

It is understood that you will not be entitled to or be eligible for any benefits or privileges given or extended by Metlife to its employees other than those to which you are entitled by virtue of your prior employment with MetLife.

For service under this agreement, we will pay you monthly at the annual rate of $500,000 for the first twelve months or such shorter period this agreement is in effect. This amount shall not be reduced because of any fees you receive as a director of MetLife or as a director of any publicly-traded affiliate of MetLife. The amounts payable hereunder shall be earned in equal monthly installments during the period of this agreement.

We will provide you, at no charge to you, with an office and secretarial support at 200 Park Avenue, as well as a car for use in connection with your consulting assignment, primarily for use within Manhattan and to area airports. In addition, we will reimburse you for your reasonable and necessary out-of-pocket expenses incurred on our behalf during the period. You will submit appropriate documentation with respect to such expenses in accordance with MetLife's customary procedures.

It is expected that this agreement will require a substantial amount of your business time. Nonetheless, this agreement shall not prevent you from undertaking consultative or other work for other clients provided that such matters will not interfere with the performance of your services hereunder nor involve possible conflicts with the interests of MetLife. You will consult with the CEO before undertaking any such other work and will abide by our judgment as to whether it would violate the spirit of this agreement. None of your present directorships or other positions (see attached list) now constitute such a conflict.

This agreement may be terminated by MetLife or by you at any time upon ten days' notice to the other party and shall be automatically terminated in the event of your death or a disability preventing you from carrying out your assignments hereunder for a period of 30 days.

If the foregoing terms are agreeable to you, please sign the enclosed copy hereof and return it to me.


Sincerely


/s/ Robert H. Benmosche            6/30/98

    Robert H. Benmosche
    President and Chief Operating Officer


I accept the foregoing offer:


/s/ Harry P. Kamen                 6/30/98
------------------------------------------
    Harry P. Kamen





                                      -3-